EXHIBIT 99.1

Contacts:	FOR IMMEDIATE RELEASE

Christopher Martin, Investor Relations
703.460.6609
Christopher.Martin@webmethods.com

Brenda Hansen, Media Relations
703.460.5847
Brenda.Hansen@webmethods.com

webMethods Reports Fiscal Fourth Quarter and Year End Financial Results

Announces Third Consecutive Quarter of Pro Forma Profitability

FAIRFAX, Va. – May 2, 2005 – webMethods, Inc. (Nasdaq: WEBM), a leading provider of business integration and optimization software, today announced financial results for its fiscal fourth quarter and year ended March 31, 2005. Total revenue for the fiscal fourth quarter was $52.9 million, compared to $52.8 million in the prior year period. License revenue for the quarter was $22.2 million, compared to $25.7 million in the prior year period. Under U.S. generally accepted accounting principles (GAAP), the company’s net loss for the March 2005 quarter was $3.9 million, or a loss of $0.07 per share, compared to net loss of $8.7 million, or a loss of $0.16 per share, in the prior year period. Excluding certain charges that are described below in “Non-GAAP Financial Measures,” the company reported pro forma net income of $579,000, or $0.01 per share in the March 2005 quarter, compared to pro forma net loss of $2.6 million, or a loss of $0.05 per share, in the prior year period. Important information regarding these pro forma results is provided below under “Non-GAAP Financial Measures” and should be read to better understand the charges excluded in pro forma results and why pro forma information is presented.

For the fiscal year ended March 31, 2005, total revenue was $200.6 million, compared to $189.5 million in the prior fiscal year. License revenue for fiscal year 2005 was $86.8 million, compared to $92.7 million in the prior fiscal year. On a GAAP basis, the company’s net loss for fiscal year 2005 was $18.8 million, or a loss of $0.35 per share, compared to a net loss of $33.0 million, or a loss of $0.63 per share, in the prior fiscal year. Excluding certain charges that are described below in “Non-GAAP Financial Measures,” the company reported a pro forma net loss for fiscal year 2005 of $7.4 million, or a loss of $0.14 per share, compared to a pro forma net loss of $18.5 million, or a loss of $0.36 per share, in the prior fiscal year. Important information regarding these pro forma results is provided below under “Non-GAAP Financial Measures” and should be read to better understand the charges excluded in pro forma results and why pro forma information is presented.

“We’re pleased that in this challenging spending environment we were able to meet our guidance and generate a pro forma profit for the third consecutive quarter,” said David Mitchell, president and CEO, webMethods, Inc. “We continue to focus on growing revenue and improving sales force productivity while reducing operating costs,” continued Mr. Mitchell. “The differentiation of webMethods Fabric, coupled with our solution selling approach, provides the solid foundation for long-term growth and continued pro forma profitability.”

Additional March 2005 Quarterly Financial Highlights:

•	Cash and marketable securities at March 31, 2005 increased by approximately $4.2 million to $150.1 million from $145.9 million at December 31, 2004.

•	Days Sales Outstanding (DSOs) decreased by 5 days from the prior quarter to 80 days.

•	Total deferred revenue at March 31, 2005 increased by $2.5 million to $49.4 million from $46.9 million at December 31, 2004.

•	International revenue accounted for approximately 43% of total revenue, consistent with the prior quarter.

Financial Outlook: Based on currently available information, webMethods anticipates total revenue in the quarter ending June 30, 2005 will be in the range of $49 million to $52 million. Pro forma net income per share for the June 2005 quarter is anticipated to be in the range of a pro forma net loss per share of $0.01 to pro forma net income per share of $0.02. Pro forma net income for the June 2005 quarter is expected to exclude amortization of deferred-stock compensation and warrant charges and amortization of intangible assets, which are expected to total approximately $1.3 million.

Resignation of Mary Dridi as webMethods’ CFO: Mary Dridi today announced her decision to resign as Chief Financial Officer of the company effective May 3, 2005 to devote more time to her family and personal interests. She has served as webMethods’ Chief Financial Officer since May 1998, and expects to continue as an Executive Vice President of the company through the current quarter to provide a transition period. The company has initiated a search for a Chief Financial Officer. Mark Wabschall, webMethods’ Senior Vice President, Finance, will serve as the company’s principal accounting and financial officer until a Chief Financial Officer is appointed. Mr. Wabschall, a Certified Public Accountant, joined the company in July 2004, and previously held senior financial and operational management positions with other international public companies, including the Baan Company, and served as an audit partner with a major international public accounting firm.

David Mitchell, president and CEO, said “Mary has made tremendous contributions to webMethods during the past seven years. We have worked together closely as we have grown our annual revenues from $4 million to $200 million. She has built a first-rate finance operation, and her personal commitment to the highest standards of integrity and transparency has helped make those qualities integral to how webMethods does business.” He continued, “I am pleased that Mary will remain with us to ensure a smooth transition and oversee completion of our fiscal 2005 reporting and internal controls assessment.”

Technology Highlights: webMethods Fabric™ is the only business integration solution that allows a company to integrate, assemble and optimize mission critical business processes. webMethods Fabric combines best-in-class service-oriented architecture with an event-driven architecture to automate both services and business events in a single, unified framework. With the release of webMethods Fabric 6.5 in April 2005, webMethods delivers technology breakthroughs such as:

webMethods Smart Services™: webMethods delivers the only platform to create, store, manage, and secure web services in a unified, cohesive manner. webMethods Fabric creates a web services “shared infrastructure”, where services become “smart”, each capable of reporting their availability, performance, and quality of service. When Smart Services are linked together they form Smart Processes™, with the ability to provide valuable insight on the status of the business.

Predictive Monitoring: webMethods Fabric supports continuous improvement by providing views into real-time business processes. It monitors key performance indicators and automatically sets and adjusts metrics to gauge operational performance. The unique aspect to this technology is that it recognizes patterns and can proactively alert the business to a pending IT failure or business exception.

“My webMethods”: webMethods Fabric uniquely provides a business “window” into real-time business process execution. “My webMethods” allows business people to see how their company’s business processes are working.

Gartner Magic Quadrant: For the 5th consecutive year, webMethods was recognized as a leader by Gartner in their Magic Quadrant for Integration Backbone Software, validating webMethods’ vision and the unique differentiators we bring to market – the only unified platform for business process productivity, the first integration company with built-in Web services management, and predictive Business Activity Monitoring.

Global Customer Wins: webMethods won new and additional business in the March 2005 quarter with strategic customers worldwide. The company continued momentum in several vertical industries, with particular strength in financial services, manufacturing and retail/consumer packaged goods. The following companies represent important new and follow-on business that closed during the March 2005 quarter: AT&T Corporation, EDS Information Services, GE Commercial Finance, Yale University, Engelhard, PT Indosat, U.S. Bancorp, Weyerhaeuser, Fuji Xerox, Ainsworth Engineered Canada, LP, E-duction, Inc., Geneva Software and Eurohypo, among others.

Record Number of Customer Projects Move Into Production: In the March 2005 quarter, webMethods documented over 165 global customer projects that moved into production, including: Freddie Mac, Lafarge North America Inc., Corporate Express, 3M Company, National Electronics Warranty Corporation, Georgia Technology Authority, Carnival Corporation, Arctic Paper AB, Deutsche Telekom Network Projects and Services, Echostar Satellite Corporation, USF Corporation, Royal Ahold, Arrow Electronics, Inc., Actebis, Virginia Community College Systems, Fairfax County Public Schools, World Wide Technologies, US Small Business Administration, Videotron Telecom, and Centre Nationale de la Recherche Scientifique (CNRS), among others.

webMethods Partners for Success: webMethods announces the renewal and extension of our OEM partnership with Oracle to provide integration capabilities for JD Edwards Applications. This presents webMethods with an excellent opportunity to co-market with Oracle as they integrate the customer bases of JD Edwards and Peoplesoft with customers of the traditional Oracle product lines. By leveraging webMethods technology in the JD Edwards solution, Oracle is able to offer robust integration capabilities that allow their customers to take full advantage of the JD Edwards predefined business processes.

Additionally, global systems integrator partners, such as Accenture, BearingPoint, Capgemini, Crowe Chizek, Deloitte, EDS, and TCS contributed to webMethods’ revenue through direct influence in key vertical wins.

Conference Call Information: webMethods will host a conference call at 5:00 p.m. Eastern Daylight Time today to discuss the company’s fiscal fourth quarter and fiscal year financial results and its future guidance. The conference call will be available via webcast at www.webmethods.com/investors.

A replay of this call will be available through May 16, 2005 at www.webmethods.com/investors or via dial-in at 1-888-203-1112 in North America and 1-719-457-0820 outside North America. The confirmation number is 9191413.

Non-GAAP Financial Measures
This press release contains pro forma operating results that are not in accordance with GAAP because they exclude certain non-cash or non-recurring items and include a provision for income taxes in the March 2005 quarter. Pro forma results for the March 2005 quarter and fiscal year 2005 exclude amortization of deferred-stock compensation and warrant charges, amortization of intangible asset charges, and charges related to headquarters relocation, consisting primarily of excess facilities charges. Pro forma results for fiscal year 2005 also exclude restructuring and related charges and pro forma results for the March 2005 quarter also include a provision for income taxes based on a 35 percent combined tax rate. Pro forma results for the March 2004 quarter and fiscal year 2004 exclude amortization of deferred-stock compensation and warrant charges, amortization of intangible asset charges, restructuring and related charges and a charge for settlement of an intellectual property matter; pro forma results for fiscal year 2004 also exclude in-process research and development charges. The financial information attached to this press release reconciles the pro forma operating results given above for the March 2005 and 2004 quarter and fiscal years 2005 and 2004 to GAAP. Investors are encouraged to review that reconciliation of pro forma operating results to the most directly comparable GAAP financial measures provided in the attached financial information.

Pro forma operating results should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by others. webMethods’ management uses these pro forma operating results in evaluating the potential impact of certain operating decisions on projected financial results, in comparisons of the company’s historical results of operations and in comparisons to competitors’ operating results. webMethods includes these pro forma operating results in this press release because it believes they enhance comparability of webMethods’ results of operations to those of other enterprise software companies, to pro forma operating results webMethods historically has reported, to financial guidance provided by webMethods and to financial models and expectations of certain investors and securities analysts.

About webMethods, Inc.
webMethods (NASDAQ: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,300 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.

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The webMethods name and logo are registered trademarks, and webMethods Fabric, Smart Services and Smart Processes are trademarks, of webMethods, Inc. in the United States and certain other countries. All other marks mentioned are trademarks or service marks of their respective companies.

This press release and the conference call announced in it may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. Specific forward-looking statements relate to future market opportunities for webMethods’ solutions, webMethods’ products and services and their performance, the size and strength of our markets, the size and quality of our pipeline, expected future financial performance (including total revenue, license revenue, level of cash and marketable securities, non-cash or non-recurring charges, expenses, net earnings or loss, pro forma earnings or loss per share and legal compliance matters or internal control documentation, remediation and testing), expected financial metrics, webMethods’ future cost savings and expense levels, the anticipated result of marketing and selling models and approaches, the anticipated contributions to webMethods’ future financial performance of certain products or geographic regions of its business, demand for some or all of its products and the contribution to webMethods’ revenue of business partners or webMethods’ products or services. Actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the impact of economic conditions, geopolitical factors, seasonal factors, terrorism and related uncertainties in the U.S. and abroad on the company’s customers and prospects and their IT spending budgets and priorities; impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in achieving or maintaining anticipated expense levels and controlling major expenses, including costs of internal controls review, improvement and remediation; variations in the size and timing of customer orders and demand for software offered by webMethods; impact of compliance programs and claims for alleged violations of requirements and duties; impact of competitive and pricing pressures; impact of changes in management or staff levels; variations in revenue influenced by software vendor or systems integrator partners; impact of rapid technological change; and these and other risks and uncertainties discussed more fully in webMethods’ SEC filings, including those discussed under the heading “Factors That May Affect Future Operating Results” in the Business section of webMethods’ Form 10-K for the year ended March 31, 2004, as amended, and in the “Management’s Discussion and Analysis” section of webMethods’ Form 10-Q for the quarter ended December 31, 2004, which are on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations web page at www.webMethods.com/investors/. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.

webMethods, Inc. Pro Forma Condensed Consolidated Income Statements
Impact of Pro Forma Adjustments on Reported Net Loss
(in thousands, except shares and per share data)
(Unaudited)

	Three Months			Three Months
	Ended			Ended
	March 31, 2005			March 31, 2004
	As Reported	Adjustments*	As Adjusted	As Reported	Adjustments*	As Adjusted
Revenues
License	$22,190	$—	$22,190	$25,679	$—	$25,679
Professional services	12,763	—	12,763	13,091	—	13,091
Maintenance	17,982	—	17,982	14,066	—	14,066

Total revenues	52,935	—	52,935	52,836	—	52,836

Cost of revenues
Amortization of intangibles	600	(600)	—	600	(600)	—
License	135	—	135	588	—	588
Professional services and maintenance	14,637	—	14,637	15,781	—	15,781

Total cost of revenues	15,372	(600)	14,772	16,969	(600)	16,369

Gross profit	37,563	600	38,163	35,867	600	36,467

Operating expenses
Sales and marketing	19,187	(662)	18,525	23,793	(663)	23,130
Research and development	11,771	—	11,771	11,542	—	11,542
General and administrative	8,008	(352)	7,656	4,593	—	4,593
Restructuring and excess facilities costs	3,093	(3,093)	—	2,605	(2,605)	—
Settlement of intellectual property matter	—	—	—	2,250	(2,250)	—

Total operating expenses	42,059	(4,107)	37,952	44,783	(5,518)	39,265

Operating income (loss)	(4,496)	4,707	211	(8,916)	6,118	(2,798)

Interest income and other, net	680	—	680	243	—	243
Impairment of equity investment in private company	—	—	—	—	—	—

Net income (loss) before taxes	(3,816)	4,707	891	(8,673)	6,118	(2,555)

Provision for income taxes (1)	40	272	312	—	—	—
Net income (loss)	$(3,856)	$4,435	$579	$(8,673)	$6,118	$(2,555)

Net income (loss) per share
Basic			$0.01			$(0.05)
Fully Diluted			$0.01			$(0.05)
Shares used in computing per share amount
Basic			53,332,154			52,604,713
Fully Diluted			53,676,866			52,604,713

* Excludes amortization of intangibles, stock based compensation and warrant charge, office move costs, restructuring and excess facilities costs, settlement of intellectual property matter and includes projected pro forma tax expense.

(1) The projected pro forma effective tax rate for the three months ended March 31, 2005 of 35% has been used to adjust the provision for income taxes for pro forma purposes.

	Year Ended			Year Ended
	March 31, 2005			March 31, 2004
	As Reported	Adjustments*	As Adjusted	As Reported	Adjustments*	As Adjusted
Revenue
License	$86,800	$—	$86,800	$92,740	$—	$92,740
Professional services	49,218	—	49,218	43,634	—	43,634
Maintenance	64,583	—	64,583	53,167	—	53,167

Total revenue	200,601	—	200,601	189,541	—	189,541

Cost of revenue
Amortization of intangibles	2,397	(2,397)	—	1,199	(1,199)	—
License	1,252	—	1,252	2,211	—	2,211
Professional services and maintenance	56,954	—	56,954	53,513	(56)	53,457

Total cost of revenue	60,603	(2,397)	58,206	56,923	(1,255)	55,668

Gross profit	139,998	2,397	142,395	132,618	1,255	133,873

Operating expenses
Sales and marketing	84,313	(2,645)	81,668	94,433	(2,769)	91,664
Research and development	44,518	—	44,518	45,060	(15)	45,045
General and administrative	25,042	(352)	24,690	17,880	(7)	17,873
Restructuring costs	5,849	(5,849)	—	3,920	(3,920)	—
In-process research and development	—	—	—	4,284	(4,284)	—
Settlement of intellectual property matter	—	—	—	2,250	(2,250)	—

Total operating expenses	159,722	(8,846)	150,876	167,827	(13,245)	154,582

Operating loss	(19,724)	11,243	(8,481)	(35,209)	14,500	(20,709)

Interest income and other, net	2,265	—	2,265	2,185	—	2,185
Impairment of equity investment in private company	(1,057)	1,057	—		—	—

Net loss before taxes	(18,516)	12,300	(6,216)	(33,024)	14,500	(18,524)

Provision for income taxes (1)	235	933	1,168	—	—	—

Net loss	$(18,751)	$11,367	$(7,384)	$(33,024)	$14,500	$(18,524)

Net loss per share
Basic			$(0.14)			$(0.36)
Fully Diluted			$(0.14)			$(0.36)
Shares used in computing per share amount
Basic			53,100,334			53,100,334
Fully Diluted			53,100,334			52,136,919

* Excludes amortization of intangibles, stock based compensation and warrant charge, office move costs, restructuring and excess facilities costs, in-process research and development, settlement of intellectual property matter and includes projected pro forma tax expense.

1) The projected pro forma effective tax rate for the year ended March 31, 2005 of 35% has been used to adjust the provision for income taxes for pro forma purposes.

webMethods, Inc. Condensed Consolidated Income
Statements
(in thousands, except shares and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenue
License	$22,190	$25,679	$86,800	$92,740
Professional services	12,763	13,091	49,218	43,634
Maintenance	17,982	14,066	64,583	53,167

Total revenue	52,935	52,836	200,601	189,541

Cost of revenue
Amortization of intangibles	600	600	2,397	1,199
License	135	588	1,252	2,211
Professional services and maintenance:
Stock based compensation	—	—	—	56
Other professional services and maintenance costs	14,637	15,781	56,954	53,457

Total cost of revenue	15,372	16,969	60,603	56,923

Gross profit	37,563	35,867	139,998	132,618

Operating expenses
Sales and marketing:
Stock based compensation and warrant charge	662	663	2,645	2,769
Other sales and marketing costs	18,525	23,130	81,668	91,664
Research and development:
Stock based compensation	—	—	—	15
Other research and development costs	11,771	11,542	44,518	45,045
General and administrative:
Stock based compensation	—	—	—	7
Other general and administrative	8,008	4,593	25,042	17,873
Restructuring costs	3,093	2,605	5,849	3,920
In-process research and development	—	—	—	4,284
Settlement of intellectual property matter	—	2,250	—	2,250

Total operating expenses	42,059	44,783	159,722	167,827

Operating loss	(4,496)	(8,916)	(19,724)	(35,209)

Interest income and other, net	680	243	2,265	2,185
Impairment of equity investment in private company	—	—	(1,057)	—

Net loss before taxes	$(3,816)	$(8,673)	$(18,516)	$(33,024)

Provision for income taxes	40	—	235	—

Net loss	$(3,856)	$(8,673)	$(18,751)	$(33,024)

Basic and fully diluted net loss per share	$(0.07)	$(0.16)	$(0.35)	$(0.63)
Shares used in computing per share amount
Basic	53,332,154	52,604,713	53,100,334	52,136,919
Fully Diluted	53,332,154	52,604,713	53,100,334	52,136,919

Pro forma net income (loss) per share excluding certain expenses (a)

Net income (loss) excluding certain expenses (a)	579	(2,555)	(7,384)	(18,524)
Net income (loss) per share (a)
Basic	$0.01	$(0.05)	$(0.14)	$(0.36)
Fully Diluted	$0.01	$(0.05)	$(0.14)	$(0.36)
Shares used in computing per share amount
Basic	53,332,154	52,604,713	53,100,334	52,136,919
Fully Diluted	53,676,866	52,604,713	53,100,334	52,136,919

(a) Excludes amortization of intangibles, stock based compensation and warrant charge, office move costs, restructuring and excess facilities costs, in-process research and development, settlement of intellectual property matter and includes projected pro forma tax expense. The projected pro forma effective tax rate for the three months and year ended March 31, 2005 of 35% has been used to adjust the provision for income taxes for pro forma purposes.

webMethods, Inc. Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	March 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$57,209	$75,462
Marketable securities available for sale	78,332	44,328
Accounts receivable, net	47,326	46,741
Prepaid expenses and other current assets	6,401	6,235

Total current assets	189,268	172,766
Marketable securities available for sale	14,513	36,157
Property and equipment, net	10,342	8,106
Goodwill	46,704	46,704
Intangibles assets, net	8,390	10,787
Other assets	6,127	9,130

Total assets	$275,344	$283,650

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,673	$10,919
Accrued expenses	16,506	17,084
Accrued salaries and commissions	12,219	11,560
Deferred revenue	43,055	36,018
Short-term borrowings	0	2,584
Current portion of capital lease	475	909

Total current liabilities	80,928	79,074
Capital lease obligations, net of current portion	139	373
Other long term liabilities	3,374	1,000
Long term deferred revenue	6,371	6,066

Total liabilities	90,812	86,513

Total stockholders’ equity	184,532	197,137

Total liabilities and stockholders’ equity	$275,344	$283,650